Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Fourth Quarter and Fiscal 2005 Results
Quarterly revenue up 61 percent year over year
SEATTLE, WA — October 25, 2005 — F5 Networks, Inc . (NASDAQ: FFIV) today announced revenue of $80.6 million for the fourth quarter of fiscal 2005, up 10 percent from $73.1 million in the prior quarter and 61 percent from $50.2 million in the fourth quarter of fiscal 2004. Fourth quarter net income was $15.7 million ($0.39 per diluted share) compared to net income of $15.8 million ($.43 per diluted share) in the fourth quarter a year ago. For fiscal 2005, the company reported record annual revenue of $281.4 million, up 64 percent from $171.1 million in fiscal 2004. Net income for the year was $51.7 million ($1.34 per diluted share) compared to net income of $32.9 million ($0.92 per diluted share) in fiscal 2004.
During the fourth quarter of fiscal 2005, the company began expensing stock-based compensation. During the fourth quarter of fiscal 2004, F5 became subject to income taxes on U.S. income and also reversed the valuation allowance on U.S. deferred tax assets. The company is presenting pro forma annual and fourth quarter net income for fiscal years 2004 and 2005 to eliminate the impact of these items and report net income on a comparable basis.
On a pro forma basis, net income for the fourth quarter of fiscal 2005 was $19.0 million ($0.47 per diluted share) compared to net income of $14.0 million ($0.35 per diluted share) in the third quarter and $7.3 million ($0.20 per diluted share) for the fourth quarter of fiscal 2004, and net income for fiscal 2005 was $55.1 million ($1.42 per diluted share) compared to $18.9 million ($0.52 per diluted share) for fiscal 2004.
A reconciliation of reported net income to pro forma net income is included on the attached Consolidated Statements of Operations.
F5 president and chief executive officer John McAdam said the company’s second consecutive year of strong revenue growth resulted from growing demand for application delivery networking products that enhance the security, performance and availability of Web-based applications. “In addition, the introduction of our new TMOS-based products in September 2004 has enabled us to leverage this growing demand by delivering integrated application delivery networking solutions that are demonstrably superior in functionality and performance. Both increasing awareness of the F5 brand and accelerating demand for the new products drove our growth throughout the year and propelled the company to a strong finish, with Q4 product revenue up 67 percent year-over-year.”
“With solid sequential revenue growth and gross margin steady at 77 percent, we continued to see further improvements in our operating results during the fourth quarter. Excluding stock-based compensation expense, which we began expensing in Q4, we achieved an operating margin of 31 percent, compared to 27 percent in the prior quarter and 20 percent in the fourth quarter a year ago. On the balance sheet, $32.7 million in cash flow from operations during the quarter helped boost cash and investments to $365 million at year end.”
As a result of the growing demand for application delivery networking solutions, coupled with the strength of the company’s current offerings and plans for the delivery and integration of new technology, McAdam said he expects the company’s growth to continue in fiscal 2006. “Earlier this month, we completed our acquisition of Swan Labs, rounding out our capabilities in application acceleration and WAN optimization. During the current quarter, we expect Swan’s products — Web Accelerator and WANJet — to begin contributing to our top-line growth, and over the next 12 months, we plan to migrate both products to TMOS. Also this month, we announced the availability of TrafficShield, our application firewall, as an application security module on BIG-IP, and early customer response to this tightly integrated solution has been very positive.”
“Moving ahead into the first quarter of fiscal 2006, I believe F5’s technology leadership, strong partnerships, channel leverage, and sound business model will further strengthen our competitive position and enable us to deliver continued sequential growth.” For the first quarter of fiscal 2006, McAdam said the company’s revenue target is $85 million to $87 million. Earnings for the first quarter are expected to be $0.33 to $0.34 per diluted share, including the charge for stock-based compensation. Excluding the compensation charge, the anticipated earnings range would have been $0.44 to $0.45 per diluted share. A reconciliation of the company’s expected reported and pro forma earnings is provided in the following table:

	Three months ended
	December 31, 2005

Reconciliation of Expected Pro Forma First Quarter Earnings	Low	High

Net income	$13,400	$13,900
Stock-based compensation expense, net of tax	4,400	4,400

Pro forma net income excluding stock-based compensation expense	$17,800	$18,300

Net income per share — diluted	$0.33	$0.34

Pro forma net income per share — diluted	$0.44	$0.45

Analyst/Investor Meeting
On Tuesday, November 1, F5 Networks will hold a meeting for analysts and investors at the Omni Berkshire Place in New York from 8:00am to noon. To register for this meeting, contact Carolyn Burkhardt (206.272.6590) or send email to analystmeeting2005@f5.com. The meeting will also be webcast live and an archived version will be available through Friday, November 18. The link for the live webcast and the archived version is http://www.f5.com/f5/ir/analystswebcast.html.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protection for the application and the network, and delivers application reliability — all on one universal platform. The company is headquartered in Seattle, Washington, with offices worldwide. For more information go to www.f5.com.
Forward Looking Statements
Statements in this press release concerning revenue and earnings targets and expected stock-based compensation expense for the first quarter of fiscal 2006 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management, security, application delivery and WAN optimization offerings, the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided or other matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2004, and other public filings with the Securities and Exchange Commission.
# # # #

FM Networks, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30,	September 30,
	2005	2004

Assets

Current assets
Cash and cash equivalents	$51,867	$24,901
Short-term investments	184,314	115,600
Accounts receivable, net of allowances of $2,969 and $3,161	41,703	22,665
Inventories	2,699	1,696
Deferred tax assets	3,935	2,934
Other current assets	9,906	5,776

Total current assets	294,424	173,572

Restricted cash	3,871	6,243
Property and equipment, net	16,158	11,954
Long-term investments	128,834	81,792
Deferred tax assets, long-term	36,212	28,446
Goodwill	49,677	50,067
Other assets, net	8,323	8,279

Total assets	$537,499	$360,353

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$7,668	$4,840
Accrued liabilities	19,648	15,948
Deferred revenue	36,009	25,692

Total current liabilities	63,325	46,480

Other long-term liabilities	6,650	3,856
Deferred revenue, long-term	3,314	2,372

Total long-term liabilities	9,964	6,228

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized 38,593 and 34,772 shares issued and outstanding	412,419	306,655
Accumulated other comprehensive loss	(1,430)	(498)
Retained earnings	53,221	1,488

Total shareholders’ equity	464,210	307,645

Total liabilities and shareholders’ equity	$537,499	$360,353

F5 Networks, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,

	2005	2004	2005	2004

Net revenues
Products	$62,762	$37,536	$219,603	$126,169
Services	17,845	12,683	61,807	45,021

Total	80,607	50,219	281,410	171,190

Cost of net revenues (1)
Products	13,886	8,489	48,985	28,404
Services	4,572	3,055	16,172	10,975

Total	18,458	11,544	65,157	39,379

Gross profit	62,149	38,675	216,253	131,811

Operating expenses (1)
Sales and marketing	25,521	17,597	89,253	65,378
Research and development	9,039	6,764	31,349	24,361
General and administrative	7,067	4,463	23,760	15,744

Total	41,627	28,824	144,362	105,483

Income from operations	20,522	9,851	71,891	26,328
Other income, net	2,925	891	8,076	2,731

Income before income taxes	23,447	10,742	79,967	29,059
Provision (benefit) for income taxes (1)	7,796	(5,039)	28,234	(3,894)

Net income	$15,651	$15,781	$51,733	$32,953

Net income per share — basic	$0.41	$0.46	$1.39	$0.99

Weighted average shares — basic	38,479	34,593	37,220	33,221

Net income per share — diluted	$0.39	$0.43	$1.34	$0.92

Weighted average shares — diluted	40,015	36,779	38,733	35,992

Reconciliation to pro forma results
Net income as reported	$15,651	$15,781	$51,733	$32,953
Benefit for income taxes as reported	—	(5,039)	—	(3,894)

Income before income taxes	15,651	10,742	51,733	29,059
Stock-based compensation expense, net of income taxes (1)	3,328	—	3,328	—
Pro forma 32% and 35% provision for income taxes, respectively	—	3,437	—	10,171

Pro forma net income	$18,979	$7,305	$55,061	$18,888

Pro forma net income per share — diluted	$0.47	$0.20	$1.42	$0.52

Pro forma weighted average shares — diluted	40,015	36,779	38,733	35,992

(1) Includes stock-based compensation as follows:
Cost of net revenues	$315	$315
Sales and marketing	1,850	1,850
Research and development	1,345	1,345
General and administrative	1,063	1,063
Tax effect of stock based compensation	(1,245)	(1,245)

	$3,328	$3,328